Exhibit 99.1

February 27, 2017

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to again declare a quarterly dividend of $0.05 per share of outstanding common stock of Business First Bancshares, Inc. The dividend is payable on February 28, 2017, to stockholders of record at the close of business on February 15, 2017, and you should find it enclosed with this communication. This dividend was declared by our board after reviewing, among other things, our financial performance for the quarter ended December 31, 2016, together with our historical financial performance and trends. This is our fourth consecutive quarterly dividend and our 39th consecutive quarter of profitability.

Quarterly Highlights

A few highlights from the quarter are included below and you will also be able to find more detailed financial data on our Annual Report on Form 10-K which we expect to file no later than March 31, 2017, with the Securities and Exchange Commission (SEC) and post on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	December 31, 2016	September 30, 2016	December 31, 2015

Total Assets	$1,105,841	$1,106,767	$1,076,089

Loans	$811,131	$811,748	$772,392

Deposits	$932,795	$929,650	$904,236

Book Value per share	$16.42	$16.69	$15.98

Tangible Book Value per Share	$15.10	$15.39	$15.14

Net Income	$1,486	$1,380	$1,001

Earnings per share - basic	$0.21	$0.20	$0.14

For the quarter ended December 31, 2016, loans increased 5.02% and deposits grew 3.16% compared to the quarter ended December 31, 2015. As you see on the above table, net income and earnings per share for the quarter ended December 31, 2016, were up when compared to the same period in 2015, net income by 48.45% and earnings per share by 50.00%. Increased earnings during the fourth quarter were driven by growth in our loan portfolio relative to overall assets and continued normalization of costs associated with our acquisition of American Gateway Financial Corporation in 2015. Additionally, while our New Orleans Loan Production Office (LPO) experienced a net loss for 2016 due primarily to start-up costs, it began contributing positively to income in the latter half of the year as earnings production began to outpace costs on a monthly basis.

Annual Highlights

Due to our geographic footprint and our emphasis on business banking, a portion of our loan portfolio is inevitably exposed to the challenges faced by the energy industry. We entered 2016 with the same level of uncertainty that many local economies and businesses experienced as a result of the dramatic decrease in energy prices. Although energy prices improved during 2016, we continue to remain vigilant in monitoring the energy-related exposures in our loan portfolio.

Despite this pressure, our asset quality remained stable over the course of the year, as our ratio of nonperforming assets to total assets declined from 0.93% as of December 31, 2015, to 0.77% as of December 31, 2016. Additionally, our allowance for loan losses to total loans was 1.01% for the year ended December 31, 2016, compared to 0.94% for the year ended December 31, 2015. We credit a portion of this resilience to the increasing diversity of our loan portfolio, along both geographic and industry lines.

Similar to our quarterly results, net income and earnings per share for the year ended December 31, 2016, were also up by 24.78% and 19.67%, respectively, compared to the year ended December 31, 2015. Earnings improvements were driven by increased growth in our loan portfolio and continued normalization of costs associated with our acquisition of American Gateway Financial Corporation in 2015. Moreover, our Wealth Solutions division contributed positively to full year results, our first significantly positive venture into a non-interest income generating line of business.

Annual Highlights (unaudited, dollars in thousands except per share data)

	As of and for the year ended
	December 31, 2016	December 31, 2015	% change Y/Y
Net Income	$5,111	$4,096	24.78%
Earnings per share - basic	$0.73	$0.61	19.67%

As you will remember, in addition to our normal operations, our team spent quite a bit of time and energy dealing with the aftermath of the historic flooding event that affected two of our markets in the middle of the year. I would like to thank you again for the support you provided to our clients and employees, specifically for your generous donations to our Employee Relief Fund. Significant work remains and we will continue to do what we can to aid our communities in their continued recoveries.

2016 was a pivotal year for Business First Bank. In addition to significant improvements in earnings and maintenance of solid asset quality, we celebrated our ten year anniversary, moved our corporate headquarters downtown, and returned money to our shareholders through share buy backs and the commencement of quarterly dividends. Most importantly, we continue to add talented teammates in all markets. I am very proud of the year our institution experienced and hope you share that pride. Thank you as always for your support and your investment.

Wishing you great personal and professional success in 2017,

Jude Melville

President and Chief Executive Officer

Note: Please note that if you are a former shareholder of American Gateway Financial Corporation (“AGFC”) who has not yet returned your original stock certificates formerly representing shares of AGFC in exchange for new certificates representing the shares of Business First Bancshares, Inc. to which you are entitled as a result of the merger, you must complete this exchange before you will receive your dividend payment. Failure to exchange your stock certificates will ultimately result in the escheatment of your shares and dividends to your State government and may result in other potential costs and expenses to you. To complete this exchange, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, at (877) 248-6417 or (718) 921-8317. If you have any questions, please contact Terre Bidwell at (225) 382-9232.